Exhibit 2.1

AMENDMENT NO. 1 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Amendment No. 1 to that certain Membership Interest Purchase Agreement (this “Amendment”) is made as of June 3, 2021 (the “Effective Date”), by and among Liberated Syndication, Inc., a Nevada corporation (“Buyer”), AdvertiseCast, LLC, a Wisconsin limited liability company (the “Company”), Trevr Smithlin and Techwhale, LLC, a South Carolina limited liability company (each a “Member,” and collectively, the “Members”), Dave Hanley, sole member of Techwhale, LLC (“Hanley” and together with the Members, each a “Member Party” and collectively, the “Member Parties”) and Trevr Smithlin in his capacity as Member Representative.

Recitals
WHEREAS, the Parties have previously entered into the Membership Interest Purchase Agreement dated March 29, 2021 (the “Purchase Agreement”); and

WHEREAS, the Parties desire to amend the Purchase Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual benefits to be derived by the Parties from a continuing relationship under the Purchase Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1. Definitions.

1.1. All terms used and not otherwise defined herein shall retain the meanings given to those terms in the Purchase Agreement.

2. Amendments.

2.1. As of the Effective Date, Section 1.5(a)(i) of the Purchase Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“(i) to the Members one million six hundred forty seven thousand dollars ($1,647,000) in cash or an equivalent amount of shares of Buyer’s common stock equal to one million six hundred forty seven thousand dollars ($1,647,000) divided by the price per share which shall be determined by the volume-weighted average price per share of Buyer’s stock over the twenty (20)-day trading period ending at the end of the Earn-Out Period (the “Members’ Earn-Out Payment”); and”

2.2. As of the Effective Date, Section 1.5(a)(ii) of the Purchase Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“(ii) to the Company Employee Trust three hundred fifty three thousand dollars ($353,000) in cash or an equivalent amount of shares of Buyer’s common stock equal to three hundred fifty three thousand dollars ($353,000) divided by the price per share which shall be determined by the volume-weighted average price per share of Buyer’s stock over the twenty (20)-day trading period ending at the end of the Earn-Out Period (the “Company Employee Trust Earn-Out Payment” and together with the Members’ Earn-Out Payment, the “Earn-Out Payment”).”

2.3.           As of the Effective Date, Section 6.4 of the Purchase Agreement is hereby amended by amending and restating “(ii) expressly provided or permitted herein” as follows: “(ii) expressly provided or permitted herein or on Schedule I to this Amendment”.

2.4.           Following the Closing, each of the Members agree that they and their respective Representatives will reasonably cooperate with Buyer and its Representatives to enter into an amendment to the Contract set forth on Schedule I to this Amendment in form and substance reasonably satisfactory to the Buyer.

3. No Other Modification. Except as expressly set forth herein, the terms of the Agreement and all documents executed in connection therewith shall not be modified or altered in any way, and shall continue in full force and effect.

4. Signatures and Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one and the same instrument. Signatures transmitted by the exchange of .pdf copies or other electronic copies of signatures are fully effective for all purposes.

(Signatures Page to Follow)

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

BUYER:

LIBERATED SYNDICATION, INC.

By: /s/ Laurie Ann Sims
Name: Laurie Ann Sims
Title: President and COO

COMPANY:

ADVERTISECAST, LLC

By: /s/ Trevr Smithlin
Name: Trevr Smithlin
Title: Manager

MEMBER PARTIES:

/s/ Trevr Smithlin
Trevr Smithlin

TECHWHALE, LLC

By: /s/ Dave Hanley
Name: Dave Hanley
Title: Member

/s/ Dave Hanley
Dave Hanley

MEMBER REPRESENTATIVE:

/s/ Trevr Smithlin
Trevr Smithlin